Exhibit 99.2
EXECUTION COPY
EXCHANGE AGREEMENT
     This EXCHANGE AGREEMENT is dated November 4, 2009, by and among Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), and PAR Investment Partners, L.P., a Delaware limited partnership (“PAR”).
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Exchange of Debt. Subject to the satisfaction or waiver of the closing conditions set forth in paragraph 7 herein, PAR will exchange $49.68 million aggregate principal amount of term loans (the “Debt”) outstanding under that certain credit agreement dated as of July 25, 2007, as amended, among Orbitz and the lenders, letter of credit issuers and agents party thereto held by PAR for the aggregate number of shares of Orbitz’s common stock determined by dividing 91% of the principal amount of the Debt to be exchanged by $5.54 per share, for an aggregate of 8,160,433 shares (the “Debt Shares”). The exchange of the Debt for the shares on the terms set forth herein is referred to herein as the “Debt Exchange”.
     2. Closing. The closing of the Debt Exchange will take place at 10:00 a.m. (New York City time) on the first business day after the conditions to closing set forth in paragraph 7 have been satisfied or waived and simultaneously with the closing of the Share Purchase, at which time PAR will assign the Debt to Orbitz pursuant to an assignment and assumption agreement substantially in the form of Exhibit A hereto, and Orbitz will deliver to PAR the Debt Shares.
     3. Voting. PAR agrees to vote or cause to be voted all shares of Orbitz common stock beneficially owned by PAR and its affiliates (including funds managed by PAR or any of its affiliates) in favor of approval of (i) the issuance of the Debt Shares and (ii) the issuance and sale of Orbitz common stock to Travelport Limited, a Bermuda company (“Travelport”), and/or one of its controlled affiliates, pursuant to the terms of that certain Stock Purchase Agreement dated as of the date hereof between Orbitz and Travelport (the “Share Purchase”), as such approval is required by New York Stock Exchange rules subject to complying with the proxy rules under Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     4. Representations. In connection with the Debt Exchange, Orbitz and PAR hereby represent, warrant and acknowledge as follows:
     (a) PAR acknowledges that the transactions contemplated hereby are intended to be exempt from registration by virtue of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the Debt Shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act and will bear appropriate legends reflecting such restricted status. PAR knows of no reason why such exemption is not available.
     (b) PAR represents and warrants to Orbitz that:

     (i) PAR is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.
     (ii) PAR has had such opportunity as it has deemed adequate to obtain from representatives of Orbitz such information as is necessary to permit PAR to evaluate the merits and risks of the transactions contemplated hereby.
     (iii) PAR has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the transaction contemplated hereby and to make an informed investment decision with respect thereto.
     (iv) PAR is the sole legal and beneficial owner of the Debt, and the Debt being transferred hereunder is free and clear of any liens, charges or encumbrances.
     (v) PAR is duly organized and validly existing under the laws of its jurisdiction of organization; it has all of the power and authority necessary to enter into this agreement and to consummate the transactions contemplated hereby; it has taken all action as may be necessary to authorize the execution and delivery of this agreement and the consummation of the transactions contemplated hereby; this agreement constitutes a valid and binding agreement of PAR enforceable in accordance with its terms; neither the execution and delivery hereof by PAR nor consummation by PAR of the transaction contemplated hereby will violate or contravene any applicable requirements of law or any of its organizational documents or material agreements; there is no pending or threatened action, suit or proceeding as of the date hereof before any court or other governmental authority affecting this agreement or the transactions contemplated hereby and no consent, approval or authorization of any person or governmental authority is required to be made or obtained by PAR in connection with the execution, delivery or performance of this agreement or the consummation of the transactions contemplated hereby except for the expiration or termination of any applicable waiting period under the Hart-Scott Rodino Act; PAR is acquiring the Debt Shares for investment purposes only, for its own account, and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.
     (c) Orbitz represents and warrants to PAR that:
     (i) The Debt Shares have been duly authorized and, when issued and delivered by Orbitz to PAR pursuant to this agreement, against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable.
     (ii) Orbitz is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; it has all of the power and authority necessary to enter into this agreement and to consummate the transactions contemplated hereby; it has taken all action as may be necessary to authorize the execution and delivery of this agreement and the consummation of the transactions contemplated hereby, except for (i) the making of certain filings with Securities and Exchange Commission and (ii) obtaining the shareholder approval required by the New York Stock Exchange rules; this agreement constitutes a valid and binding agreement of Orbitz enforceable in accordance with its terms; neither the execution and delivery hereof by Orbitz nor consummation by Orbitz of the transaction contemplated hereby will violate or contravene any applicable requirements of law or any of its organizational documents or material agreements; there is no pending or threatened action, suit or proceeding as of the date hereof before any court or other governmental authority affecting this agreement or the transactions contemplated hereby and no consent, approval or authorization of any person or governmental authority is required to be made or obtained by Orbitz in connection with the execution, delivery or performance of this agreement or the consummation of the transactions contemplated hereby.
     (iii) As of the date hereof, Orbitz has obtained consent from Travelport to the Debt Exchange and Travelport has agreed to vote all shares of Orbitz common stock beneficially owned by it in favor of approval of the issuance of shares pursuant to the Debt Exchange and the Share Purchase as required by New York Stock Exchange rules subject to complying with the proxy rules under Exchange Act. If (a) the special committee of the board of directors of Orbitz changes or withdraws it recommendation that shareholders vote in favor of the transactions contemplated by the Debt Exchange and/or Share Purchase or (b) Orbitz materially breaches its obligations under the Share Purchase Agreement, Travelport’s obligations to vote in favor of the transactions terminate.
     5. Taxes.
     (a) Orbitz and PAR agree to report the exchange of debt for stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). PAR and Orbitz intend that the exchange of debt for stock will constitute a “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement. None of the parties hereto will take any action or fail to take any action, except as specifically contemplated by this Agreement, that reasonably would be expected to cause the exchange of debt for stock to fail to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.
     (b) Pursuant to the exchange of debt for stock, PAR and Orbitz agree that the stock so exchanged will be allocated to the original principal amount of such debt, as determined for U.S. federal income tax purposes. None of the parties hereto will take any action or fail to take any action, except as specifically required by applicable law, that is inconsistent with the foregoing allocation.
     6. Orbitz Board. PAR, Travelport and Orbitz have entered into that certain Shareholders’ Agreement dated as of the date hereof, which provides for certain matters with respect to Orbitz’s board of directors and shall become effective as of the closing of the Debt Exchange and the Share Purchase.
     7. Special Committee Recommendation. The special committee of the board of directors of Orbitz, subject to its fiduciary duties, will recommend that the shareholders of Orbitz vote in favor of the Debt Exchange and the Share Purchase.
     8. Conditions to Closing; Termination.
     (a) The obligations of Orbitz and PAR to consummate the Debt Exchange shall be subject to (i) the receipt of shareholder approval required under the New York Stock Exchange rules, (ii) the absence of any provision of any applicable law that would prohibit the consummation of the closing, (iii) the simultaneous closing of the Share Purchase and (iv) the expiration or termination of any applicable waiting period under the Hart-Scott Rodino Act relating to the transactions contemplated hereby. The parties will use reasonable best efforts to consummate the transactions contemplated hereby, including obtaining all required consents and approvals
     (b) This agreement may be terminated, which will automatically revoke Travelport’s consent to the transactions contemplated by the Debt Exchange and Share Purchase, at any time prior to the closing by (i) mutual written consent of the parties hereto or (ii) by either party if the closing has not occurred prior to June 2, 2010.
     9. Regulatory Matters. PAR agrees to make all filings and notifications and take such actions as are necessary to ensure compliance with the Hart-Scott Rodino Act.
     10. Entire Agreement. This agreement, together with the Exchange Agreement and the Shareholders’ Agreement, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter of this agreement, except for that certain Confidentiality and Non-Disclosure Agreement between PAR Capital Management, Inc. and Orbitz dated as of September 29, 2009. The parties may amend or modify this agreement, in such manner as may be agreed upon, only by a written instrument executed by the parties hereto.
     11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.
     12. Expenses. Each party hereto shall pay its own expenses in connection with this agreement and the transactions contemplated hereby.
     13. No Third-Party Reliance. No provision of this agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.
     14. Disclaimer. Orbitz makes no representations or warranties except as expressly set forth in this agreement.

     15. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.
     16. Severability. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.
     17. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized officers as of the date first above written.

ORBITZ WORLDWIDE, INC.
By:	/s/ Marsha Williams
	Name:	Marsha Williams
	Title:	Senior Vice President, Chief Financial Officer

PAR INVESTMENT PARTNERS, L.P. BY: PAR Group, L.P. as its general partner BY: PAR Capital Management, Inc. as its general partner
By:	/s/ Gina DiMento
	Name:	Gina DiMento
	Title:	General Counsel

EXHIBIT A
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of July 25, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Orbitz Worldwide, Inc. (the “Borrower”), UBS AG, Stamford Branch, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and an L/C Issuer, UBS Loan Finance LLC, as Swing Line Lender, each lender from time to time party thereto (the “Lenders”), Credit Suisse Securities (USA) LLC, as Syndication Agent and Lehman Brothers Inc., as Documentation Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including participations in any Letters of Credit or Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor (the “Assignor”): PAR Investment Partners, L.P.

2.	Assignee (the “Assignee”): Orbitz Worldwide, Inc.

3.	Borrower: Orbitz Worldwide, Inc.

4.	Administrative Agent: UBS AG, Stamford Branch

5.	Assigned Interest:

Aggregate Principal
Amount of Term
	Aggregate Principal	Loans Being Assigned	Percentage
	Amount of Term	(the “Assigned	Assigned of
Facility	Loans of all Lenders	Interest”)	Terms Loans[1]
Term Loans	$	$	%
Effective Date:                     (the “Effective Date”)

[1]	Set forth, to at least 8 decimals, as a percentage of all of the Term Loans of all Lenders.

     The terms set forth in this Assignment and Assumption are hereby agreed to:

PAR Investment Partners, L.P., as Assignor, BY: PAR Group, L.P. as its general partner BY: PAR Capital Management, Inc. as its general partner
By:
	Name:	Gina DiMento
	Title:	General Counsel

ORBITZ WORLDWIDE, INC.
By:
Name:
Title:

Accepted: UBS AG, STAMFORD BRANCH as Administrative Agent,
By:
Name:
Title:

Annex I
CREDIT AGREEMENT2
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates or any other Person of any of their obligations under the Credit Agreement.
1.2. Assignee. The Assignee represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest. The Assignee acknowledges that the Assigned Interest will cease to be outstanding for purposes of the Loan Documents upon the Effective Date and that the Assignee will have no rights as a Lender under the Loan Documents.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments it receives from any Loan Party in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a

[2]	Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of July 25, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Orbitz Worldwide, Inc. (the “Borrower”), UBS AG, Stamford Branch, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and an L/C Issuer, UBS Loan Finance LLC, as Swing Line Lender, each lender from time to time party thereto (the “Lenders”), Credit Suisse Securities (USA) LLC, as Syndication Agent and Lehman Brothers Inc., as Documentation Agent.

signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.
4. Borrower Purchases of Term Loans. All questions as to the form of documents and validity and eligibility of any Assigned Interest will be determined by the Administrative Agent, in consultation with the Borrower and such determination will be final and binding. The Administrative Agent’s interpretation of the terms and conditions of this Assignment and Assumption and the documents related thereto, in consultation with the Borrower, will be final and binding.